CUSIP NO. 761152107	13G	Page 1 3 of 13

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company
Commonwealth Bank Officers Superannuation Corporation Pty Limited	IA (AU registered)
CBA Equities Limited	BD (AU registered)
ASB Group Investment Limited	IA (NZ registered)
Colonial First State Asset Management (Australia) Limited	IA (AU registered)
Avanteos Investment Limited	IA (AU registered)
Colonial First State Investments Limited	IA (AU registered)
First State Investment Management (UK) Limited	IA (UK registered)
First State Investments International Limited	IA (UK registered)
First State Investments (Singapore)	IA (SNG registered)
First State Investments (Hong Kong) Limited	IA (HK registered)
Commonwealth Private Limited	IA (AU registered)